EXHIBIT 10.3

Mortgage Agreement

(This document is an English summary from the original Chinese version)

The Mortgagor: Jinzhou Halla Electrical Equipment Co., Ltd.

The Mortgagee: Bank of China (Jinzhou Tiebei Branch)

In order to ensure the performance of one or several credit agreements entered or to be entered into between the Mortgagor and the Mortgagee, the Mortgagor hereby enters into this agreement (the “Agreement”) with the Mortgagee and grants the Mortgagee security interests on certain of its properties to secure its obligations under those credit agreements. All terms have the meaning as defined in the credit agreements unless otherwise provided herein.

Section 1 Credit Facility Agreements

The Agreement is entered into pursuant to one or several Credit Facility Agreements entered or to be entered into by the Mortgagor and Mortgagee between September 27, 2007 and September 24, 2008, and any other agreements now or hereafter entered into in connection with the Credit Facility Agreements (collectively, the “Credit Facility Agreements”).

The Mortgagee hereby confirms that it shall provide the credit facility to the Mortgagor pursuant to the Credit Facility Agreements and permit the Mortgagor, subject to the terms of the Credit Facility Agreement, to use the credit facilities for the use of RMB short-term loan, foreign currency short-term loan, bank’s acceptance bill and settlement.

Section 2 Security Scope

The obligations covered by the Agreement are: the outstanding loan obligations up to RMB 80 million owed by the Mortgagor to the Mortgagee incurred during September 27, 2007 to September 24, 2008 (the “Secured Obligations”).

The Secured Obligations shall include all principal, interest, damage and related costs (including, but not limited to attorney’s fee, notarization fee and execution fee, etc.).

Section 3 Secured Liabilities

Should the Mortgagor default for failing to make mortgage payments due under the Credit Facility Agreements, the Mortgagee has the right to foreclose on the collateral.

Section 4 Settlement Date

The settlement date for the Secured Obligations shall be the earlier of (i) September 24, 2008 as provided in Section 2; or (ii) the date when the amount of the Secured Obligation can be determined pursuant to the applicable laws.

Section 5 Collaterals

The assessed value of the collateral is RMB 93.75 million. If at any time before the full repayment of the Secured Obligations, the total value of the collateral decreases and is insufficient to secure all Secured Obligations, the Mortgagee shall have the rights to request the Mortgagor to recover the value of the collaterals or provide additional collaterals acceptable to the Mortgagee with value equals to the decreased value.

In case the collaterals are the properties of which the circulation is restricted, the Mortgagor shall coordinate with the Mortgagee to go through examination, approval and registration formalities in accordance with the stipulations by law.

If the value of the collaterals decreases due to natural disaster, unexpected events, torts or other reasons, the Mortgagor shall take necessary actions to prevent further damage and shall provide written notice to the Mortgagee promptly.

Section 6 Possession of the Collaterals

The collateral under the Agreement shall be possessed by the Mortgagor but the title and other ownership documents shall be possessed by the Mortgagee. The Mortgagor agrees to accept and effectively coordinate the examination to the collateral by the Mortgagee and its delegated organizations and individuals at any time. The Mortgagor shall properly keep and maintain the collateral and take effective measures to safeguard the safety and completeness of the collateral. The collateral shall not be transferred, lend, leased, or disposed by the Mortgagor without prior written consent of the Mortgagee, otherwise the Mortgagee is entitled to declare such activities to be invalid and take the remedies specified under section 12.

Section 7 Insurance for the Collaterals

The Mortgagor shall insure the collateral with an insurer in such manner and for a term agreed upon by the Mortgagor and the Mortgagee. The coverage for the insurance shall be no less than the book value of the collaterals. The insurance policy shall comply with the requirements of the Mortgagee and contain no restrictive clauses which impair the interests of the Mortgagee.

Before repaying off the Secured Obligations, the Mortgagor shall not cease, terminate or amend the insurance policy by any reasons and shall take all reasonable and necessary measures to maintain the validity of the insurance policy. In case the Mortgagor fails to purchase insurance for the collaterals or breaches the aforesaid stipulation, the Mortgagee is entitled to purchase insurance or continue to purchase insurance for the collaterals. In such occasion, the insurance fee shall be borne by the Mortgagor.

Within 10 days after execution of the Agreement, the Mortgagor shall provide the Mortgagee the original of the insurance policy for the collaterals and transfer the insurance rights to the Mortgagee.

In case the collaterals include any machinery equipments which have not been installed, after completion of installation of those equipments, the Mortgagor shall handle insurance formalities for those equipments according to stipulations under this Section.

Section 8 Mortgage Registration

The Mortgagor shall make the necessary filing with the relevant government authority for registration of the collaterals within ten days after the Agreement is entered into. After filing the registration formalities for the collaterals, the Mortgagor shall provide the duplicate of the relevant registration certificate to the Mortgagee within three days. In case the collaterals include any machinery equipments which have not been installed, within ten days after completion of installation of those equipments, the Mortgagor shall make the necessary filing with the relevant government authority for registration of those equipments.

Section 9 Execution of Mortgage Rights

Should the Mortgagor default for performing its obligations due under the Credit Facility Agreements, the Mortgagee shall have the right to convert or sell the collaterals at the agreed price. If the price is not agreed, the Mortgagee may apply with the court to auction or sell the collateral. The amount from disposal of the collaterals shall set-off the debts under the Credit Facility Agreements after paying the disposal fees and fees payable by the Mortgagor to the Mortgagee under this Agreement. When the Mortgagee claims to execute the mortgage rights, the Mortgagor shall not refuse by any excuses.

Section 10 Relationship between the Mortgagee Agreement and the Credit Facility Agreement

The Agreement is independent from the Credit Facility Agreement and this Agreement shall not be voided or revoked because of the unenforceability of the Credit Facility Agreement. The parties to the Credit Facility Agreement terminate the Credit Facility Agreement or make it expire in advance, this Agreement shall still be valid and the Mortgagor shall be liable for the debts occurred and losses caused by the Mortgagor to the Mortgagee.

Amendment to the Credit Facility Agreement and to the letter of credit opened and guarantee letter issued in accordance with the Credit Facility Agreement require no written consent of the Mortgagor who shall be liable for the amended Credit Facility Agreement and the obligations of the Mortgagor to the Mortgagee due to the amended letter of credit and guarantee letter.

The adjustment to the credit line by the Mortgagee in accordance with the Credit Facility Agreement and assignment of the rights and obligations under the Credit Facility Agreement by the Mortgagee to other branches of Bank of China or assignment of credit rights by the Mortgagee under the Credit Facility Agreement require no written consent of the Mortgagor whose liabilities shall not decreased or exempted thereof.

Section 11 Representation and Warranties

The Mortgagor hereby represents and warrants that

1.	Among other things, that it is duly organized and in good standing under Chinese laws, and has legal ownership of or right to dispose the collateral.

2.
No other co-owners exist on the collaterals, or though co-owners exist on the collaterals, the Mortgagor has obtained all written permit from all other co-owners. Such written permit has been delivered to the Mortgagee before conclusion of this Agreement.

3.
It has fully understood the Credit Facility Agreement. The execution and performance of this Agreement are voluntary and true expression of intent of the Mortgagor. The legal representative or authorized representative who executes this Agreement on behalf of the Mortgagor has fully obtained the lawful and valid corporate authorization. Execution and performance of this Agreement will not violate any contracts, agreements or other legal documents having legal binding effect on the Mortgagor. The Mortgagor has obtained or will obtain all necessary permit, license, record or registration for this mortgage.

4.	All documents and materials provided by the Mortgagor to the Mortgagee are true, complete, accurate and valid.

5.	The Mortgagor has not disguised, as of the date when this Agreement is entered into, any mortgage, pledge, lien or other securities existing on the collaterals.

6.
It shall immediately inform the Mortgagee of dissolution, bankruptcy of the Mortgagor and occurrence of other events which will have adverse impact on the financial status of the Mortgagor or creation of material new obligations on the collaterals.

7.
In case the collaterals are buildings under construction, no preemptive rights of a third party for payment exist on such collaterals. In case such preemptive rights of a third party exist, such third party will issue a written statement to waive such preemptive rights.

Section 12 Events of Default

After conclusion of this Agreement, in case the mortgage rights can not be realized because the Mortgagor refuses or delays to go through registration formalities or due to other reasons, the Mortgagor, if he is the debtor, shall be liable to the Mortgagee for the Secured Obligations; if the Mortgagor is a third party, the Mortgagor shall be severally and jointly liable for the Secured Obligations under the Credit Facility Agreement.

Any of the following events shall constitute the breach of contract by the Mortgagor:

1.	transferring, leasing, lending, reconstruction or disposing of all or some of the collaterals by other means at will in violation of the stipulations specified under Section 6;

2.	preventing the Mortgagee from disposing of the collaterals in accordance with this Agreement by any means;

3.	refusing or delaying to coordinate the Mortgagee to renew the registration of mortgage so as to invalidate the mortgage before full repayment of the Secured Obligations;

4.	the insurer refuses to compensate the destroy or loss of the collaterals occupied by the Mortgagor due to the Mortgagor has not purchased insurance for the collaterals; and

5.	Any representation furnished by the Mortgagor under this Agreement proves to be incorrect or the Mortgagor breaches any of its representations/warranties under this Agreement.

In the event of breach of contract by the Mortgagor, the Mortgagee is entitled to take one or all of following actions:

1.	reducing or canceling the line of credit;

2.	declaring early expiration of the Loan Agreement and the Credit Facility Agreement entered into between the Mortgagor and the Mortgagee;

3.	requiring the Mortgagor to compensate the Mortgagee all and any direct or indirect losses suffered therefrom;

4.	offsetting the money of the Mortgagor saved in the Mortgagee or other branches of Bank of China against the Secured Obligations.

Section 13 Fees

All costs incurred in connection with the Agreement or the collateral thereunder shall be borne by the Mortgagor.

Section 14 Offset and Reservation of Rights

Unless the Mortgagee agrees otherwise, the Mortgagor has no rights to offset any payment made to the Mortgagee.

Any tolerance, extension and preference given by the Mortgagor to the Mortgagee or any delay to execute the rights under this Agreement by the Mortgagee shall not affect, impair or restrict any enjoyable rights of the Mortgagee according to this Agreement and other laws and regulations, nor be deemed a waiver of the aforesaid rights of the Mortgagee under this Agreements, nor exempt any obligations of the Mortgagor under this Agreement.

Section 15 Amendment, Termination and Interpretation of the Agreement

This Agreement may be amended, supplemented or terminated based on mutual written agreement between both Parties. Any amendments and supplements to this Agreement shall constitute an integral part of this Agreement.

Any matters that are not covered by this Agreement shall be interpreted or handled according to the relevant provisions of the Credit Facility Agreements.

Any unenforceable provision of this Agreement will not affect the enforceability of all the remaining provisions of this Agreement.

Section 16 Application of Laws, Disputes Resolution and Jurisdiction

The Agreement is governed by the laws of the People’s Republic of China.

Disputes, which cannot be settled through consultation, shall be adjudicated by the court which has the jurisdiction pursuant to the Credit Facility Agreements.

Section 17 Attachments to the Agreement

Attached to this Agreement are: (i) list of collaterals; (ii) ownership certificate of collaterals; (iii) original copies of insurance policies of collaterals; (iv) mortgage registration certificate; and (v) assessment reports of collaterals. These attachments shall be integral part of this Agreement.

Section 18 Effectiveness of the Agreement

The Agreement shall take into effect after (i) signature by the legal representatives or authorized representatives of both Parties, affixed with corporate seals; and (ii) registration by the Mortgagor.

Section 19 Special Note

The Parties have conducted sufficient negotiations on all terms of this Agreement. The Mortgagee has reminded the Mortgagor of paying special attentions to all the terms regarding the rights and obligations of both Parties and of understanding these terms comprehensively and accurately. Upon the request of the Borrower, the Mortgagee has respectively informed and explained the aforesaid terms to the Mortgagor.

Jinzhou Halla Electrical Equipment Co., Ltd.
/s/ Yuncong Ma
Seal
September 27, 2007
Place: Jinzhou Tiebei Branch

Bank of China (Jinzhou Tiebei Branch)
/s/ Jun Wang
Seal
September 27, 2007
Place: Jinzhou Tiebei Branch